Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-216150 on Form S-3, No. 333-105877 on Form S-4, Nos. 333-174436, 333-174437, 333-193962, 333-205824, 333-205826, 333-221642, 333-224253, and 333-224254 on Form S-8 and Post-Effective Amendment on Form S-8 to Registration Statement File No. 333-216153 on Form S-4 of our reports dated February 12, 2019, relating to the consolidated financial statements and financial statement schedules of UnitedHealth Group Incorporated and subsidiaries, and the effectiveness of UnitedHealth Group Incorporated Group's internal control over financial reporting, appearing in this Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2018.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 12, 2019